THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN 46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release: Friday, November 17, 2006

Contact:	Robert D. Heuchan, President and CEO
Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP ANNOUNCES A SHARE REPURCHASE
PROGRAM FOR 5% OF ITS OUTSTANDING SHARES; ANNOUNCES
QUARTERLY CASH DIVIDEND; RELEASES THIRD QUARTER EARNINGS

Franklin, Indiana, OTCBB “TDCB.”

Third Century Bancorp, the holding company of Mutual Savings Bank, today announced that its Board of Directors has authorized the repurchase of up to 5% of its outstanding shares of common stock, or 82,656 shares, commencing November 17, 2006. The Company completed its initial public offering on June 29, 2004.

“We are pleased to announce the first stock repurchase program in the Company’s history and we are committed to capital management strategies that will enhance stockholder value,” said Robert Heuchan, Third Century Bancorp’s President and CEO.

Third Century Bancorp will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws.

The Company also announced today that on November 16, 2006, the Board of Directors declared a quarterly cash dividend of $0.04 payable to shareholders of record on December 22, 2006. The dividend will be paid on January 2, 2007.

As previously indicated in the Company’s Form 10-QSB filed with the SEC on November 13, 2006, the Company announced for the quarter ended September 30, 2006, net income amounted to $81,000, or $0.05 per share, a decrease of 44.14% from the $145,000 in earnings, or $0.10 per share, for the quarter ended September 30, 2005. For the nine months ended September 30, 2006, net income amounted to $362,000, or $0.24 per share, an increase of 4.62% from $346,000, or $0.23 per share, for the nine months ended September 30, 2005.

The decrease in net income for the quarter ended September 30, 2006 as compared to the quarter ended September 30, 2005 is due to an increase of $34,000 or 29.31% in net occupancy and equipment expense, a decrease of $27,000 in net interest income and a provision for loan losses of $15,000 during quarter ended September 30, 2006.

Occupancy costs increased due to the opening of the Franklin Central Branch on June 1, 2006, as well as a real estate tax rate increase combined with increased taxable property, and to grounds maintenance required at Main Street and Trafalgar.

The increase in the net income for the nine months ended September 30, 2006 as compared to September 30, 2005 is primarily due to an increase in non-interest income partially offset by a $65,000 change in the provision for loan losses during the comparable period. Non-interest income increased $141,000 or 25.78% to $688,000 for the nine months ended September 30, 2006 from $547,000 for the nine months ended September 30, 2005. The majority of this increase is due to an increase of $62,000 or 40.00% in service charges on deposit accounts as a result of a change in Mutual’s deposit fee structure effective November 1, 2005.

Total assets increased $3.4 million at September 30, 2006 to $131.5 million from $128.1 million at December 31, 2005. Net loans receivable grew by $7.1 million or 6.70% since December 31, 2005. Cash and cash equivalents decreased $1.4 million or 17.83% and held to maturity securities decreased $3.6 million or 39.53% in order to fund increased loan originations.

Deposits decreased to $87.2 million at September 30, 2006 from $88.6 million at December 31, 2005, a decrease of $1.4 million or 1.54%. FHLB advances and other borrowings increased $7.6 million or 46.06% to $24.1 million at September 30, 2006 from $16.5 million at December 31, 2005. Mutual repaid $10.6 million in advances and borrowed an additional $18.2 million during the nine months ended September 30, 2006 to support its daily cash operations.

Stockholders’ equity decreased by $3.1 million or 13.85% to $19.3 million at September 30, 2006 from $22.4 million at December 31, 2005. On March 16, 2006, the board of directors declared a $2.00 per share return of capital to all shareholders of record as of April 20, 2006 payable May 8, 2006, which totaled $3.3 million and was recorded as a reduction of stockholders’ equity.

On August 30, 2006, Mutual purchased land in the South Grove Landing development located at the corner of State Road 135 and Whiteland Road, Johnson County, Indiana. No immediate plans exist for the development of this site.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, in Indianapolis at 5630 South Franklin Road, as well as in Nineveh and Trafalgar, Indiana.

Selected Consolidated Financial Data
	At September 30,	At December 31,
	2006	2005
Selected Consolidated Financial Condition Data:	(In Thousands)
Assets	$131,532	$128,147
Loans receivable-net	112,634	105,557
Cash and cash equivalents	6,453	7,853
Interest-earning time deposits	--	200
Investment securities	5,569	9,210
Deposits	87,241	88,608
FHLB advances and other borrowings	24,100	16,500
Stockholders’ equity-net	19,255	22,350

	For the Three Months Ended September 30,
	2006	2005
	(Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income	$2,012	$1,761
Total interest expense	841	563
Net interest income	1,171	1,198
Provision of losses on loans	15	--
Net interest income after provision for losses on loans	1,156	1,198
Total other income	215	215
General, administrative and other expenses	1,238	1,166
Income tax expense	52	102
Net income	81	145
Earnings per share - basic	$0.05	$0.10
Earnings per share - diluted	$0.05	$0.10

Selected Financial Ratios and Other Data:
Interest rate spread during period	3.02%	3.32%
Net yield on interest-earning assets	3.73	3.87
Return on average assets	0.25	0.46
Return on average equity	1.66	2.51
Equity to assets	14.64	18.10
Average interest-earning assets to average interest-bearing liabilities	126.50	130.04
Non-performing assets to total assets	0.05	0.07
Allowance for loan losses to total loans outstanding	0.82	0.90
Net charge-offs to average total loans outstanding	0.01	0.04
General, administrative and other expense to average assets	0.95	0.92
Effective income tax rate	39.10	41.30
Dividend payout ratio	80.00	40.00
Number of full service offices	6	5

	For the Nine Months Ended September 30,
	2006	2005
	(Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income	$5,785	$5,113
Total interest expense	2,223	1,561
Net interest income	3,562	3,552
Provision (adjustments) of losses on loans	45	(20)
Net interest income after provision (recovery for losses on loans	3,517	3,572
Total other income	688	547
General, administrative and other expenses	3,608	3,539
Income tax expense	235	234
Net income	362	346
Earnings per share - basic	$0.24	$0.23
Earnings per share - diluted	$0.24	$0.23

Selected Financial Ratios and Other Data:
Interest rate spread during period	3.11%	3.38%
Net yield on interest-earning assets	3.82	3.87
Return on average assets	0.37	0.37
Return on average equity	2.31	2.00
Equity to assets	14.64	18.10
Average interest-earning assets to average interest-bearing liabilities	129.76	129.48
Non-performing assets to total assets	0.05	0.07
Allowance for loan losses to total loans outstanding	0.82	0.90
Net charge-offs to average total loans outstanding	0.03	0.05
General, administrative and other expense to average assets	2.80	2.81
Effective income tax rate	39.36	40.34
Dividend payout ratio [1]	883.33	n/a
Dividend payout ratio [2]	50.00	52.17
Number of full service offices	6	5

____________________________
1 The calculation of this ratio includes a $2.00 per share return of capital to shareholders of record as of April 20, 2006, payable May 8, 2006.
2 The calculation of this ratio does not include the return of capital to shareholders.